Exhibit (d)(11)

AMENDMENT NO. 10

to the

COMBINED INVESTMENT ADVISORY AGREEMENT

Amendment, as of August 22, 2006, to the Combined Investment Advisory Agreement dated June 13, 2003 (the “Agreement”) among Munder Series Trust (“MST”), on behalf of each of its series, and Munder Series Trust II (“MST II”) (f/k/a The Munder Framlington Funds Trust), on behalf of each of its series, and Munder Capital Management (“Advisor”), a Delaware partnership.

WHEREAS, the parties each desire to amend the Agreement to reduce the investment advisory fee payable with respect to each of the Munder Internet and Munder Healthcare Funds;

WHEREAS, the Advisor, MST, and MST II wish to update Schedule B2 to the Agreement to reflect the changes in the investment advisory fees.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST, and MST II agree to amend the Agreement as follows:

1. Schedule B1 to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B1 dated as of August 22, 2006.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST
MUNDER SERIES TRUST II		MUNDER CAPITAL MANAGEMENT

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Peter K. Hoglund
	Stephen J. Shenkenberg		Peter K. Hoglund
	Vice President and Secretary		Chief Administrative Officer

SCHEDULE B1

As of August 22, 2006

Annual Fees (as a Percentage of Average Daily Net Assets)
Munder Energy Fund	0.75%
Munder Healthcare Fund	1.00% of the first $100 million of average daily net assets; 0.90% of the next $100 million; 0.85% of the next $50 million; and 0.75% of average daily net assets in excess of $250 million
Munder Internet Fund	1.00% of the first $1 billion of average daily net assets; and 0.85% of average daily net assets in excess of $1 billion
Munder Micro-Cap Equity Fund	1.00%
Munder Technology Fund	1.00% of the first $300,000,000 of average daily net assets; 0.90% of average daily net assets from $300,000,001 to $1 billion; and 0.80% of average daily net assets in excess of $1 billion

B1-1